Exhibit 16.1

May 30, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 29, 2002 of Loudeye Technologies, Inc. and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:	Bradley A. Berg Senior Vice President and Chief Financial Officer Loudeye Technologies, Inc.